Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Dick Hobbs (414) 347-3836
Sensient Technologies Corporation
Announces Promotions
     MILWAUKEE—April 23, 2009—Sensient Technologies Corporation (NYSE: SXT) today announced that its Board of Directors has elected Neil Cracknell to the position of President and Chief Operating Officer of Sensient. In addition, Robert Wilkins, President of Asia Pacific, was elected an officer of the Company.
     Mr. Cracknell joined the Company in 1994 as Manager of Sales and Marketing for Colors Europe. He has held numerous management positions in his 15 years with the Company. Most recently, he was President of the Flavors & Fragrances Group. Neil Cracknell has a Master’s in Business Administration from the University of Bath, U.K., and a Bachelor’s of Science from Loughborough University, U.K.
     Robert Wilkins, President of Asia Pacific, has been elected an officer of the Company. Mr. Wilkins joined Sensient in September 2003 as Sales Manager of the Company’s Australian operation. In July 2005 he was promoted to President, Asia Pacific. He has significant experience in the flavors and fragrance industry and an extensive knowledge of the Asia Pacific region.
     “I am pleased to announce that Neil Cracknell has been promoted to President and Chief Operating Officer. He brings proven management skills to his new position,” said Kenneth P. Manning, Chairman and CEO of Sensient Technologies Corporation. “I would also like to congratulate Rob Wilkins on his election.”
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Sensient Technologies Corporation	Page 2
News Release
April 23, 2009
ABOUT SENSIENT TECHNOLOGIES
     Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances. Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, display imaging chemicals, and other specialty chemicals. The company’s customers include major international manufacturers representing some of the world’s best-known brands. Sensient is headquartered in Milwaukee, Wisconsin.
     www.sensient-tech.com
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